BAKER & DANIELS
                         300 North Meridian
                             Suite 2700
                      Indianapolis, IN  46204
                           (317) 237-1000


  May 8, 1995


  American General Finance Corporation
  601 N.W. Second Street
  Evansville, Indiana  47708

     Re:  7-1/4% Senior Notes due May 15, 2005

  Ladies and Gentlemen:

     We have acted as counsel to American General Finance Corporation, an Indiana corporation (the "Company"), in connection with the issuance and sale by the Company of $200,000,000 aggregate principal amount of the Company's 7-1/4% Senior Notes due May 15, 2005 (the "Notes"), including the preparation of:

     (a)  The  Company's  Registration   Statement  on   Form S-3
  (Registration  No. 33-55803)  (the  "Registration  Statement"),
  including    the    Prospectus,   dated    December   14, 1994,
  constituting a part thereof (the "Prospectus").

     (b)  The Pricing Agreement, dated May 5, 1995, including the
  Underwriting   Agreement  incorporated   therein,  between  the
  Company and the underwriter of the Notes (together, the "Pricing Agreement").

     (c)  The Indenture, dated as of October 1, 1994, between the
  Company and The Chase Manhattan Bank (National Association), as Trustee, pursuant to which the Notes are to be issued (the
  "Indenture").

     For purposes of this opinion, we have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we have deemed advisable; and we have made such examination of statutes and decisions and reviewed such questions of law as
  we   have  considered   necessary   or   appropriate.  In   our
  examination,   we   have  assumed   the   genuineness  of   all
  signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals,
  the  conformity   to  original   documents  of  all   documents
  submitted  to  us as  copies,    and  the  authenticity of  the
  originals  of  such copies.    As  to  facts  material to  this
  opinion,  we  have  relied  upon  certificates,  statements  or
  representations   of   public   officials,   of  officers   and
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  representatives  of the  Company  and  of others,  without  any independent verification thereof.

     The laws covered by the opinions expressed herein are limited to the laws of the State of Indiana.

     On the basis of and subject to the foregoing, we are of the opinion that:

     1. The Company is existing as a corporation under the laws of the State of Indiana.

     2. The issuance of the Notes has been duly authorized by all necessary corporate action of the Company and, when the Notes have been duly executed, authenticated, sold and delivered in accordance with the terms of the Indenture and as described in the Registration Statement and in the Pricing Agreement, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinions" in the Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                              Yours very truly,

                              /s/ BAKER & DANIELS






                             EXHIBIT 5
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